SERVICE AGREEMENT

                  This Service Agreement ("Agreement") is made and entered into on this 12th day of September, 1995 ("Effective Date") between Orangemen Club Limited Partnership, a New York limited partnership ("Owner") and Hotel Syracuse, Inc., a New York Corporation ("Servicer").

                                   ARTICLE 1
                                  THE PROJECT

         Section 1.01. The Project. The subject matter of this Agreement is the rendering of services, as set forth below, from Servicer to Owner at a timeshare project located on floors 7,8, and 9 of the Hotel Syracuse ("Project").

                                   ARTICLE 2
                                      TERM

         Section 2.01. Opening Date. Owner shall open the Project to solicit the public to purchase timeshare intervals as soon as practicable after the offering plan for the Project has been accepted by and approval granted by the State of New York ("Opening Date").

         Section 2.02. Term. The term shall commence on the Opening Date and continue until December 31, 2044 ("Term").

         Section 2.03. Extension of Term. The Term of this Agreement may be extended upon mutual consent by both parties hereto.

                                   ARTICLE 3
                             SERVICER'S OBLIGATIONS

         Section 3.01. Servicer's Obligations. Servicer shall, on behalf of Owner perform the following services:

         (a) Provide appropriate rent free space for marketing and sales activities as well as a Project member's service desk. A description of the spaces to be provided hereunder is set forth on Exhibit 3.01.(a).

         (b) Provide housekeeping and maintenance services for the Project, as set forth on Exhibit 5.01.

         (c) Provide Project members, timeshare tours, and Interval International ("I.I.") exchange guests with the same day-use privileges, afforded to in-house Hotel Syracuse guests, on an ongoing basis. For example, use of the swimming pool and fitness center as well as food and beverage discounts, consistent with other projects affiliated with Owner's general partner.

         (d) Provide the use of 15 mid-week rooms and 30 weekend rooms on the Hotel Syracuse's recently renovated 3rd floor and 6th floor for overnight tour use until the renovation of the Project has been completed. The Owner shall pay the airline contract rate for the use of these rooms, as it may vary from time to time. The current rate is set forth in Exhibit 5.01. All guest rooms not used by the Owner shall be returned to the Hotel Syracuse's available room inventory with at least twenty four (24) hours notice, without required payment or penalty to the Owner.

         (e) Place the Project renovated rooms into the Hotel Syracuse inventory and rent them on an equal basis (when compared to all other available guest rooms in the Hotel Syracuse) at the highest rate acceptable within the market place.

         (f) Subject to availability and scheduling, provide the use of Coach MacPherson to assist the marketing and sales functions on behalf of the Owner as follows:

                  (1) Assistance in the identification and sales of Tier One prospects.

                  (2) Conducting podium presentations in selected, season ticket holder home markets.

                  (3) To introduce and act as a liaison between the Owner and the Syracuse University athletic department, chancellors office, office of development affairs, alumni office, etc.

                  (4) To autograph direct mail and make personal appearances

                  (5)      To sit on the Owner's advisory board.

                  (6) To authorize photographs and memorabilia and to give testimonials.

         (g) Use its influence to assist the Owner with the negotiation of the I.I. Agreement.

         (h) Provide utility services to the Project.

         Section 3.02. Personnel. Servicer shall be the sole judge of the fitness and qualification of all personnel working for the Servicer at the Project ("Servicer's Project Personnel") and shall have the sole and absolute right to hire, supervise, order, instruct, discharge and determine the compensation, benefits and terms of employment of all Servicer's Project Personnel. As it relates to the performance of services hereunder by the Servicer, Owner shall have the right to consult with Servicer and comment upon the fitness and qualification of Servicer's Project Personnel. All Servicer's Project Personnel shall be employees of Servicer. Servicer shall also have the right to use employees of Servicer, Servicer's parent and subsidiary and affiliated companies, not located at the Project to provide services to the Project ("Off-Site Personnel"). All expenses, costs (including, but not limited to, salaries, benefits and severance pay), liabilities and claims which are related to Servicer's Project Personnel and Off-Site Personnel shall be paid by Servicer.

         Section 3.03. Hotel Policies. Servicer shall determine the terms of guest admittance to the Hotel Syracuse, establish room rates, and use of rooms for commercial purposes.

         Section 3.04. Operating Statement. Servicer shall prepare and furnish Owner, on or before the twentieth (20th) day of the fiscal month immediately following the close of a fiscal month, with a detailed operating statement setting forth the results of the Project's operations as they relate to the services provided herein. Within ninety (90) days after the end of each fiscal year, Servicer shall furnish Owner with a detailed operating statement setting forth the results of the Project's operations for the fiscal year.

         Section 3.05. Accounting Standards. Servicer shall maintain the books and records reflecting the operations of the Project as they relate to the services provided herein in accordance with the accounting practices of Servicer in conformity with generally accepted accounting practices consistently applied and shall adopt and follow the fiscal accounting periods utilized by Servicer in its normal course of business. The Project level generated accounting records reflecting detailed day-to-day transactions of the Project's operations, shall be kept by Servicer at the Project or at Servicer's corporate headquarters, or at such other location as Servicer shall reasonably determine.

         Section 3.06. Permits and Licenses. Servicer shall assist Owner in obtaining the various permits and licenses required to operate the Project in accordance with the terms of this Agreement.

         Section 3.07. Owner Meetings. The Servicer shall meet with Owner monthly, or more often if required, to review and discuss the previous and future month's operating statement, cash flow, budget, capital expenditures, important personnel matters and the general concerns of Owner and Servicer ("Monthly Meeting"). Except to the extent otherwise mutually agreed upon by Owner and Servicer, all Monthly Meetings shall be held at the Project.


                                   ARTICLE 4
                              OWNER'S OBLIGATIONS

         Section 4.01. Owner's Obligations. During the Term, Owner shall have the obligations set forth below:

         (a) Limited Partnership Agreement. Owner shall comply with all the terms and conditions of the Limited Partnership Agreement ("LP Agreement") and keep the LP Agreement in full force and effect from the Effective Date through the remainder of the Term. Nothing in this Agreement shall be interpreted in a manner which would relieve Owner of any of its obligations under the LP Agreement;

         (b) Licenses and Permits. Owner shall obtain and maintain, with Servicer's assistance and cooperation, all governmental permissions, licenses and permits necessary to enable Servicer to operate the Project in accordance with the terms of this Agreement and the LP Agreement;

         (c) Insurance. Owner shall procure and maintain throughout the Term appropriate insurance coverage on the Project;

         (d) Operating Funds. Owner shall provide all funds necessary to operate the Project in accordance with the terms of this Agreement and the LP Agreement;

         (e) Capital Funds. Owner shall expend such amounts for renovation programs, furnishings, equipment and ordinary Project capital replacement items as are required from time to time to (a) maintain the Project in good order and repair; (b) comply with the standards referred to in the LP Agreement; and (c) comply with governmental regulations and orders;

         (f) Payments to Servicer. Owner shall promptly pay to Servicer all amounts due Servicer under this Agreement;

         (g) Owner's Representative. Owner shall appoint a representative to represent Owner in all matters relating to this Agreement and/or the Project ("Owner's Representative"). Servicer shall have the right to deal solely with the Owner's Representative on all such matters. Servicer may rely upon statements and representations of Owner's Representative as being from and binding upon Owner. Owner may change its Owner's Representative from time to time by providing written notice to Servicer. Owner shall cause the Owner's Representative to attend all Monthly Meetings; and,

         (h) Quiet and Peaceable Service. Owner shall ensure that Servicer is able to peaceably and quietly service the Project in accordance with the terms of this Agreement, free from molestation, eviction and disturbance by Owner or by any other person or persons claiming by, through or under Owner. Owner shall undertake and prosecute all reasonable and appropriate actions, judicial or otherwise, required to assure such quiet and peaceable operations by Servicer.

                                   ARTICLE 5
                                  SERVICE FEE

         Section 5.01. Service Fee. On the fifteenth (15th) day of each fiscal month after the Opening Date, Servicer shall be entitled to receive and shall be paid a fee for services provided herein in the (i) amount set forth on Schedule
5.01. and (ii) amount equal to four percent (4%) of the gross revenue generated from the converted guest room rentals (floors 7,8 and 9) at the Project. The parties agree that the fee paid to Servicer pursuant to subsection (i) shall be adjusted annually to correspond with relative increases in the consumer price index.


                                   ARTICLE 6
                              CLAIMS AND LIABILITY

         Section 6.01. Claims and Liability. Owner and Servicer mutually agree for the benefit of each other to look only to the appropriate insurance coverages in effect pursuant to this Agreement in the event any demand, claim, action, damage, loss, liability or expense occurs as a result of injury to person or damage to property regardless whether any such demand, claim, action, damage, loss, liability or expense is caused or contributed to, by or results from the negligence of Owner or Servicer or their subsidiaries, affiliates, employees, directors, officers, agents or independent contractors and regardless whether the injury to person or damage to property occurs in and about the Project or elsewhere as a result of the performance of this Agreement.

         Section 6.02. Survival. The provisions of this Article 6 shall survive any cancellation, termination or expiration of this Agreement and shall remain in full force and effect until such time as the applicable statute of limitation shall cut off all demands, claims, actions, damages, losses, liabilities or expenses which are the subject of the provisions of this Article.

                                   ARTICLE 7
                        CLOSURE, EMERGENCIES AND DELAYS

         Section 7.01. Events of Force Majeure. If at any time during the Term of this Agreement it becomes necessary, in the Owner's or Servicer's opinion, to cease operation of the Project or the Hotel Syracuse respectively in order to protect the health, safety and welfare of the members, guests and/or employees of the Project or the Hotel Syracuse for reasons beyond the reasonable control of the Owner or Servicer, such as, but not limited to, acts of war, insurrection, civil strife and commotion, labor unrest, governmental regulations and orders, shortage or lack of adequate supplies or lack of skilled or unskilled employees, contagious illness, catastrophic events or acts of God ("Force Majeure"), then in such event or similar events Owner or Servicer may close and cease operation of all or any part of the Project or the Hotel Syracuse, reopening and commencing operation when Owner or Servicer deems that such may be done without jeopardy to the Project or the Hotel Syracuse, the members, guests and employees.

         Servicer and Owner agree, except as otherwise provided herein, that the time within which a party is required to perform an obligation under this Agreement shall be extended for a period of time equivalent to the period of delay caused by an event of Force Majeure.

                                   ARTICLE 8
                           CONDEMNATION AND CASUALTY

         Section 8.01. Condemnation. If the Project is taken in any eminent domain, expropriation, condemnation, compulsory acquisition or similar proceeding by a competent authority, this Agreement shall automatically terminate as of the date of taking or condemnation. Any compensation for the taking or condemnation of the physical facility comprising the Project shall be paid to Owner. Servicer, however, with the full cooperation of Owner, shall have the right to file a claim with the appropriate authorities for the loss of service fee income for the remainder of the Term and any extension thereof because of the condemnation or taking. If only a portion of the Project is so taken and the taking does not make it unreasonable or imprudent, in Servicer's and Owner's opinion, to operate the remainder as a Project of the type immediately preceding such taking, this Agreement shall not terminate. Any compensation shall be used, however, in whole or in part, to render the Project a complete and satisfactory architectural unit of the same type and class as it was immediately preceding such taking or condemnation.

         Section 8.02. Casualty. In the event of a fire or other casualty, Owner shall comply with the terms of the LP Agreement and this Agreement.

                                   ARTICLE 9
                               TERMINATION RIGHTS

         Section 9.01. Bankruptcy and Dissolution. If either party is voluntarily or involuntarily dissolved or declared bankrupt, or insolvent, or if a company enters into liquidation whether compulsory or voluntary otherwise than for the purpose of amalgamation or reconstruction, or compounds with its creditors, or has a receiver appointed over all or any part of its assets, or passes title in lieu of foreclosure, the other party may terminate this Agreement immediately upon serving notice to the other party, without liability on the part of the terminating party.

         Section 9.02. Breach. If either party, during the Term of this Agreement, commits a breach of this Agreement by failing to keep, perform or observe any covenant, obligation or agreement required to be kept, performed or observed by such party under the terms of this Agreement, and the defaulting party fails to remedy or correct such breach within thirty (30) days after receipt of notice of such breach from the non-defaulting party, then the non-defaulting party may terminate this Agreement, without prejudice to its right to seek damages or other remedies available to it at law or in equity, at the expiration of such thirty (30) day period; provided, however, that if the breach is non-monetary and is of a nature that it cannot reasonably be remedied or corrected within such thirty (30) day period, then such thirty (30) day period shall be deemed to be extended for such additional period as may reasonably be required to remedy or correct the same if the party committing the breach promptly commences to remedy the breach upon receipt of the other party's notice and continues therewith with due diligence.

         Section 9.03. Employment Solicitation Restriction Upon Termination. The parties agree that neither they nor their affiliates, subsidiaries, or their successors shall solicit the employment of any employee of the other at any time during the term of this Agreement without the other's prior written approval.

                                   ARTICLE 10
                               GENERAL PROVISIONS



         Section 10.01. Authorization. Owner and Servicer represent and warrant to each other that their respective corporations have full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request, each party shall furnish the other evidence of such authority.

         Section 10.02. Relationship. Servicer and Owner shall not be construed as joint venturers or partners of each other by reason of this Agreement and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

         Section 10.03. Further Actions. Owner and Servicer agree to execute all contracts, agreements and documents and to take all actions necessary to comply with the provisions of this Agreement and the intent hereof.

         Section 10.04. Successors and Assigns. Owner's consent shall not be required for Servicer to assign any of its rights, interests or obligations as Servicer hereunder to any parent, subsidiary or affiliate of Servicer provided that any such assignee agrees to be bound by the terms and conditions of this Agreement. The acquisition of Servicer or its parent company by a third party shall not constitute an assignment of this Agreement by Servicer and this Agreement shall remain in full force and effect between Owner and Servicer. Except as herein provided, Servicer shall not assign any of its obligations hereunder without the prior written consent of Owner, which shall not be unreasonably withheld or delayed. Owner shall be deemed to have consented to such an assignment of this Agreement if Owner has not notified Servicer in writing to the contrary within fifteen (15) days after Owner has received Servicer's request for Owner's consent to an assignment. Servicer shall have the right to pledge or assign its right to receive the service fees hereunder without the prior written consent of Owner. In the event of any such pledge or assignment, Owner shall have no right of set off, counterclaim or defense of payment against assignee. Owner's sole remedy for breach of Servicer's obligations under this Agreement shall be suit for damages or specific performance against Servicer.

         Owner shall have the right to assign this Agreement to the person or entity which has obtained title to the Project. Except as hereinabove provided, Owner shall not have the right to assign this Agreement.

         Section 10.05. Notices. All notices or other communications provided for in this Agreement shall be in writing and shall be either hand delivered, delivered by certified mail, postage prepaid, return receipt requested, delivered by an overnight delivery service, or delivered by facsimile machine (with an executed original sent the same day by an overnight delivery service), addressed to the respective party. Notices shall be deemed delivered on the date that is four (4) calendar days after the notice is deposited in the U.S. mail (not counting the mailing date) if sent by certified mail, or, if hand delivered, on the date the hand delivery is made, or if delivered by facsimile machine, on the date the transmission is made. If given by an overnight delivery service, the notice shall be deemed delivered on the next business day following the date that the notice is deposited with the overnight delivery service.

         Section 10.06. Waivers. No failure or delay by Servicer or Owner to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term, or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

         Section 10.07. Changes. Any change to or modification of this Agreement including, without limitation, any change in the application of this Agreement to the Project, must be evidenced by a written document signed by both parties hereto.

         Section 10.08. Captions. The captions for each Article and Section are intended for convenience only.

         Section 10.09. Severability. If any of the terms and provisions hereof shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms or provisions hereof. If, however, any material part of a party's rights under this Agreement shall be declared invalid or unenforceable, (specifically including Servicer's right to receive its service fees) the party whose rights have been declared invalid or unenforceable shall have the option to terminate this Agreement upon thirty (30) days written notice to the other party, without liability on the part of the terminating party.

         Section 10.10. Interest. Any amount payable to Servicer or Owner by the other which has not been paid when due shall accrue interest at two percentage points (2%) over the published base rate of interest charged by Citibank, N.A., New York, New York, to borrowers on ninety (90) day unsecured commercial loans, as the same may be changed from time to time.

         Section 10.11. Third Party Beneficiary. This Agreement is exclusively for the benefit of the parties hereto and it may not be enforced by any party other than the parties to this Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the parties hereto.

         Section 10.12. Brokerage. Servicer and Owner represent and warrant to each other that neither has sought the services of a broker, finder or agent in this transaction, and neither has employed, nor authorized, any other person to act in such capacity. Servicer and Owner each hereby agrees to indemnify and hold the other harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys' fees) suffered or incurred by the other party as a result of a claim brought by a person or entity engaged or claiming to be engaged as a finder, broker or agent by the indemnifying party.

         Section 10.13. Survival of Covenants. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

         Section 10.14. Estoppel Certificate. Servicer and Owner agree to furnish to the other party, from time to time upon request, an estoppel certificate in such reasonable form as the requesting party may request stating whether there have been any defaults under this Agreement known to the party furnishing the estoppel certificate and such other information relating to the Project as may be reasonably requested.

         Section 10.15. Other Agreements. Except to the extent as may now or hereafter be specifically provided, nothing contained in this Agreement shall be deemed to modify any other agreement between Owner and Servicer with respect to the Project or any other property.

         Section 10.16. Periods of Time. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the state of New York, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

         Section 10.17. Preparation of Agreement. This Agreement shall not be construed more strongly against either party regardless of who is responsible for its preparation.

         Section 10.18. Exhibits. All exhibits attached hereto are incorporated herein by reference and made a part hereof as if fully rewritten or reproduced herein.

         Section 10.19. Jurisdiction. The parties to this Agreement agree that in the event any legal action is commenced hereunder, personal jurisdiction and venue shall be in the Supreme Court for the State of New York for the County of Onondaga.

         Section 10.20. Attorneys' Fees and other Costs. The parties to this Agreement shall bear their own attorneys' fees in relation to negotiating and drafting this Agreement. Should Owner or Servicer engage in litigation to enforce their respective rights pursuant to this Agreement, the prevailing party shall have the right to indemnity by the non-prevailing party for an amount equal to the prevailing party's reasonable attorneys' fees, court costs and expenses arising therefrom.

         IN WITNESS WHEREOF, the parties set their hands the date above first written.



ORANGEMEN CLUB LIMITED
PARTNERSHIP                                   HOTEL SYRACUSE, INC.

By its General Partner

SYRACUSE PROJECT INCORPORATED


By: /S/ JOSEPH P. MARTORI                     By: /S/ ILLEGIBLE
  -----------------------------                  ------------------------
Title: Chairman                               Title: President


                                EXHIBIT 3.01(a)
                                  OFFICE SPACE

Pursuant to Section 3.01(a), the Servicer shall provide Owner with the following described space at the Hotel Syracuse:

1.       Sales Office



2.       Service Desk



3.       Telemarketing Office




4. Such other space as may be mutually agreed upon for signage and the like. The parties agree that any signage placed in the areas set forth herein or in the Hotel is subject to the express permission of the Hotel Syracuse, Inc., which permission shall not be unreasonably withheld.



                                 EXHIBIT 5.01.
                                FEES & SERVICES


1. Administrative Fee. The fee referred to in Section 5.01.(ii) is in an amount equal to four percent (4%) of the gross revenue generated from the converted guest room rentals (floors 7, 8 and 9) at the Project. The services included are: the administration of the reservation function, the check-in and check-out at the front desk, supplying van drivers and bell staff. In addition, the fee shall include security, use of pool and pool attendants, and use of all guest facilities customarily enjoyed by Hotel Syracuse guests.

2. Guest Room Incidentals. All guest room incidentals shall be charged to the guest room on a consumption basis. Each room must set up credit for these charges on par with other Hotel Syracuse guests. These charges must be settled at the time of check-out. Incidentals include pay TV, movies, telephone usage, room service, food and beverage charges, laundry and dry cleaning, and all other charges which are customarily billed to Hotel Syracuse guests.

3. Housekeeping. The first year's cost for housekeeping shall be $18.50/day/room. The services provided for housekeeping are: room cleaning, linen and terry laundering, garbage disposal, and guest amenities.

4. Maintenance. Requested maintenance shall be billed at the rate of $15.00/hour for labor plus the actual costs for materials.

5. Utilities. Owner shall pay for utilities in an amount based on the square footage of the Project and the sales area at the prevailing rate. The payment for utilities shall not commence until the Project and sales areas are operational.

6. `Cost to Book'. If a reservation is booked through Radisson, a six percent (6%) reservation fee shall be charged. If a reservation is booked through a travel agent, a ten percent (10%) fee shall be charged. If a reservation is booked through both Radisson and a travel agent, a sixteen percent (16%) fee shall be charged. Direct call-ins shall have no fee.

7.       Parking.  The current cost is three dollars ($3.00)/day/room.

8.       Airline Rate.  The current rate is $32.00.